                                                              EXHIBIT 4(f)(11)



                               AMENDMENT NO. 3 TO
                             NOTE PURCHASE AGREEMENT


                  AMENDMENT NO. 3 TO NOTE PURCHASE AGREEMENT (this "Amendment"), dated as of August 8, 2000, among KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as a secured party (together with its successors and assigns, the "Company"), CAC FUNDING CORP., a Nevada corporation, as issuer (together with its successors and assigns, the "Issuer") and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as agent for the Company and the Bank Investors (together with its successors and assigns in such capacity, the "Agent"), amending that certain Note Purchase Agreement (as amended to the date hereof, the "Note Purchase Agreement"), dated as of July 7, 1998, among the Company, the Issuer and Bank of America (known under the Note Purchase Agreement as "NationsBank, N.A."), individually and as the Agent.

                  WHEREAS, on the terms and conditions set forth herein, the parties thereto wish to amend the Note Purchase Agreement as provided herein.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  SECTION 1. Defined Terms. As used in this Amendment capitalized terms have the same meanings assigned thereto in the Note Purchase Agreement.

                  SECTION 2.  Amendment of Certain Terms.

             (1) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the reference to "December 13, 2000" in the definition of "Commitment Termination Date" and replacing such reference with "August 7, 2001".

(2) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of "Facility Limit" and replacing it with the following:

                  "`Facility Limit' shall mean, as of August 8, 2000,
             $101,833,000, and at any time thereafter, 103% of the Net Investment; provided, that at no time shall the Facility Limit exceed $101,833,000."

             (3) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the reference to "December 13, 2000" in clause (viii) of the definition of "Termination Date" and replacing such reference with "August 7, 2001".

             (4) Section 2.1(e)(i)(4) of the Note Purchase Agreement is hereby amended by deleting the reference to "December 31, 2006" and replacing such reference with "August 1, 2007".

                  SECTION 3. Representations and Warranties. The Issuer hereby makes to the Agent, the Company and the Bank Investors, on and as of the date hereof, all of the representations and warranties set forth in Section 4.1 of the Note Purchase Agreement and Sections 3.1 and 3.2 of the Security Agreement, except that to the extent that any of such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct as of such earlier date.

                  SECTION 4. Effectiveness. This Amendment shall become effective on August 8, 2000.

                  SECTION 5. Condition Precedent to Subsequent Funding. Prior to the Subsequent Funding on or next succeeding the date hereof, the Debtor shall obtain and, unless otherwise consented to by the Agent, have at all times in effect, an interest rate cap agreement (the "Interest Rate Cap") with a financial institution (the "Cap Counterparty"), which shall at all times during the term of the Interest Rate Cap be acceptable to the Agent and shall have at all times a rating of at least "A3" from Moody's and "A-" from Standard & Poor's and which has irrevocably and unconditionally agreed that, prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company, it will not acquiesce, petition or otherwise invoke or cause the Debtor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Debtor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Debtor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Debtor. The Interest Rate Cap shall be in form and substance acceptable to the Agent and shall provide (i) that all amounts payable thereunder shall be paid by the Cap Counterparty directly to the Collection Account, (ii) that the Debtor's rights thereunder have been irrevocably assigned to, and a security interest therein has been granted to, the Collateral Agent for the benefit of the Secured Parties, (iii) for a strike rate of not more than 8.50% per annum, and (iv) that it covers a notional amount corresponding to an amortization schedule provided by the Collateral Agent and attached hereto as Exhibit A. Nothing in this Section shall be interpreted as limiting in any way the other conditions to Funding in the Note Purchase Agreement or the Security Agreement.

                  SECTION 6. Costs and Expenses. The Issuer shall pay all of the Company's, the Bank Investors' and the Agent's cost and expenses (including out of pocket expenses and reasonable attorneys fees and disbursements) incurred by them in connection with the preparation, execution and delivery of this Amendment.

                 SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 SECTION 8. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 9. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                 SECTION 10. Ratification. Except as expressly affected by the provisions hereof, the Note Purchase Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Note Purchase Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 to the Note Purchase Agreement as of the date first written above.

                                   CAC FUNDING CORP., as Issuer


                                   By: /S/DOUGLAS W. BUSK
                                       -----------------------------------------
                                       Name: Douglas W. Busk


                                   KITTY HAWK FUNDING CORPORATION,
                                   as Company


                                   By: /S/ANDY YAN
                                       -----------------------------------------
                                       Name: Andy Yan
                                       Title: Vice President


                                   BANK OF AMERICA, N.A., Individually and
                                   as Collateral Agent


                                   By: /S/MICHELLE M. HEATH
                                       ----------------------------------------
                                       Name: Michelle M. Heath
                                       Title: Managing Director